SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

RADIANT SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:[1]

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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1 Set forth the amount on which the filing fee is calculated and state how it was determined.

[RADIANT SYSTEMS LETTERHEAD]

June 25, 2003

Dear Shareholder:

This year’s Annual Meeting of Shareholders of Radiant Systems, Inc. will be held on Thursday, July 24, 2003, at 10:00 a.m., local time, at the offices of Smith, Gambrell & Russell, LLP, Promenade II Building, 1230 Peachtree Street, N.E., 31st Floor, Atlanta, Georgia 30309. You are cordially invited to attend.

The Notice of Annual Meeting and a Proxy Statement, which describe the formal business to be conducted at the Annual Meeting, follow this letter.

After reading the Proxy Statement, please promptly mark, sign and return the enclosed proxy in the prepaid envelope to assure that your shares will be represented. Your shares cannot be voted unless you date, sign and return the enclosed proxy or attend the Annual Meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our shareholders are important.

A copy of the Company’s 2002 Annual Report is also enclosed for your information. It includes the Company’s audited financial statements for the year ended December 31, 2002, as well as information on the Company’s operations, markets and products and services.

We look forward to seeing you at the Annual Meeting.

Very truly yours,

/s/ EREZ GOREN

Erez Goren Co-Chairman of the Board and Co-Chief Executive Officer

RADIANT SYSTEMS, INC.

3925 Brookside Parkway

Alpharetta, Georgia 30022

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JULY 24, 2003

The annual meeting of shareholders of Radiant Systems, Inc. (the “Company”) will be held on Thursday, July 24, 2003 at 10:00 a.m., at the offices of Smith, Gambrell & Russell, LLP, Promenade II Building, 1230 Peachtree Street, N.E., 31st Floor, Atlanta, Georgia 30309, for the following purposes:

(1) To elect two (2) Class I directors to the Board of Directors, to serve for a term of three years and until their successors are elected and qualified; and

(2) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on June 16, 2003 will be entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

A Proxy Statement and a proxy solicited by the Board of Directors are enclosed herewith. Please sign, date and return the proxy promptly. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

By Order of the Board of Directors,

/s/ EREZ GOREN

EREZ GOREN Co-Chairman of the Board and Co-Chief Executive Officer

Alpharetta, Georgia

June 25, 2003

PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.

RADIANT SYSTEMS, INC.

3925 Brookside Parkway

Alpharetta, Georgia 30022

ANNUAL MEETING OF SHAREHOLDERS

JULY 24, 2003

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Radiant Systems, Inc. (the “Company”) for the Annual Meeting of Shareholders to be held on July 24, 2003, and any adjournments or postponements thereof, at the time and place and for the purposes set forth in the accompanying notice of the meeting. The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Company. In addition to solicitations by mail, officers and regular employees of the Company, at no additional compensation, may assist in soliciting proxies by telephone. This Proxy Statement and the accompanying proxy are first being mailed to shareholders on or about June 25, 2003. The address of the principal executive offices of the Company is 3925 Brookside Parkway, Alpharetta, Georgia 30022.

The Board has designated Erez Goren and John H. Heyman, and each or either of them, as proxies to vote the shares of common stock, no par value per share (the “Common Stock”) solicited on its behalf. Any proxy given pursuant to this solicitation may be revoked by any shareholder who attends the meeting and gives oral notice of his election to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy for the same shares bearing a later date. Proxies which are returned properly executed and not revoked will be voted in accordance with the shareholder’s directions specified thereon. Where no direction is specified, proxies will be voted for the election of the director nominees named below. Abstentions and broker non-votes will not be counted as votes either in favor of or against the matter with respect to which the abstention or broker non-vote relates, but will be counted as present for the purpose of determining the presence of a quorum for the transaction of business. If a quorum is present, abstentions and broker non-votes will have no effect on the outcome of voting for directors. However, with respect to any matters other than the election of directors, an abstention or broker non-vote would have the effect of a vote against the proposal in question.

The record of shareholders entitled to vote at the annual meeting was taken on June 16, 2003. On that date the Company had outstanding and entitled to vote 27,992,326 shares of Common Stock, with each share of Common Stock entitled to one vote. A majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of June 16, 2003 by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding Common Stock; (ii) each director of the Company; (iii) each Named Executive Officer (as defined herein); and (iv) all directors and executive officers of the Company as a group.

Name of Beneficial Owner	Shares Beneficially Owned (1)		Percent of Class
Erez Goren(2)	5,060,280	(3)	18.1%
Alon Goren(2)	4,933,860	(4)	17.6%
John H. Heyman	537,007	(5)	1.9%
Andrew S. Heyman	356,098	(6)	1.3%
Mark E. Haidet	83,197	(7)	*
Carlyle M. Taylor	214,468	(8)	*
James S. Balloun	102,500	(9)	*
J. Alexander Douglas, Jr.	25,000	(10)	*
Michael Z. Kay	18,334	(11)	*
Credit Suisse Asset Management, LLC	3,934,700	(12)	14.1%
All directors and executive officers as a group (9 persons)	11,330,744	(13)	38.9%

*	Less than 1% of outstanding shares.

(1)	“Beneficial Ownership” includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes options which are exercisable within 60 days of June 16, 2003. Unless otherwise indicated, all of the listed persons have sole voting and investment power over the shares listed opposite their names. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. Pursuant to the Rules of the Securities and Exchange Commission, certain shares of the Company’s Common Stock that a beneficial owner has the right to acquire within 60 days pursuant to the exercise of stock options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such owner but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)	The business address of Erez Goren and Alon Goren is 3925 Brookside Parkway, Alpharetta, Georgia 30022.

(3)	Includes 93,980 shares of Common Stock subject to stock options that are currently exercisable.

(4)	Includes 96,010 shares of Common Stock subject to stock options that are currently exercisable.

(5)	Includes 192,170 shares of Common Stock subject to stock options that are currently exercisable.

(6)	Includes 264,364 shares of Common Stock subject to stock options that are currently exercisable.

(7)	Includes 81,959 shares of Common Stock subject to stock options that are currently exercisable.

(8)	Includes 168,297 shares of Common Stock subject to stock options that are currently exercisable.

(9)	Includes 65,000 shares of Common Stock subject to stock options that are currently exercisable.

(10)	Includes 25,000 shares of Common Stock subject to stock options that are currently exercisable.

(11)	Includes 18,334 shares of Common Stock subject to stock options that are currently exercisable.

(12)	Based on a Form 13F filed with the Commission on April 30, 2003 by Credit Suisse Asset Management, LLC. The Company makes no representation as to the accuracy or completeness of the information reported. The address of Credit Suisse Asset Management, LLC is 466 Lexington Avenue, 12th Floor, New York, New York 10017.

(13)	Includes 1,005,114 shares of Common Stock subject to stock options that are currently exercisable.

ELECTION OF DIRECTORS

The Board of Directors of the Company consists of (6) directors, divided into three classes, with members of each class of directors serving for staggered three-year terms. The Board consists of two Class I directors, Erez Goren and Alon Goren, whose terms will expire at the 2003 Annual Meeting of Shareholders, two Class II directors, John H. Heyman and James S. Balloun, whose terms will expire at the 2004 Annual Meeting of Shareholders, and two Class III directors, J. Alexander Douglas, Jr. and Michael Z. Kay, whose terms will expire at the 2005 Annual Meeting of Shareholders. The Board of Directors has nominated Erez Goren and Alon Goren for re-election as Class I directors of the Company. The Board of Directors recommends that you vote “for” the election of these nominees.

Each of the nominees has consented to being named in this Proxy Statement and to serve as a director of the Company if elected. In the event that any nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by the Board of Directors, but in no event will the proxy be voted for more than two nominees. The affirmative vote of a plurality of all votes cast at the meeting by the holders of the Common Stock is required for the election of the two nominees standing for election. Management of the Company has no reason to believe that any nominee will not serve if elected.

The following persons have been nominated by management for election to the Board of Directors as Class I directors to succeed themselves for a term of three years, expiring at the 2006 Annual Meeting of Shareholders, and until their successors are elected and qualified:

Erez Goren, age 39, has served as Co-Chairman of the Board and Chief Executive Officer of the Company since its inception in 1985 and as its President from 1985 to October 1996. Mr. Goren attended State University of New York at Stony Brook prior to devoting his full time and energy to the Company. He is the brother of Alon Goren.

Alon Goren, age 37, has served as Co-Chairman of the Board and Chief Technology Officer of the Company since its inception in 1985. Mr. Goren has a B.S. in Computer Systems Engineering from Rensselaer Polytechnic Institute. He is the brother of Erez Goren.

Each of the following persons is a member of the Board of Directors who is not standing for election to the Board this year and whose term will continue after the annual meeting of shareholders.

Class II Directors, serving for a term expiring at the 2004 Annual Meeting of Shareholders:

James S. Balloun, age 65, is the Chairman of the Board, President and Chief Executive Officer of Acuity Brands, Inc. He formerly served as Chairman of the Board and Chief Executive Officer of National Service Industries, Inc., a diversified service and manufacturing company, from February 1996 until the spin off of Acuity Brands, Inc. from National Service Industries, Inc. in December 2001, and as its President from October 1996 until the spin off of Acuity Brands. He was previously affiliated with the management consulting firm of McKinsey & Company, Inc., of which he served as a Director from June 1976 until January 1996. Mr. Balloun has been a director of the Company since April 1997. Mr. Balloun is a director of Georgia Pacific Corporation and Wachovia Corporation.

John H. Heyman, age 42, has served as Co-Chief Executive Officer since January 2002. He has served as a director of the Company since June 1996. He formerly served as Executive Vice President and Chief Financial Officer of the Company from 1995 until January 2003. Mr. Heyman also serves as President—Radiant Ventures. Mr. Heyman served as Vice President and Chief Financial Officer of Phoenix Communications, Inc., a commercial printer, from March 1991 to August 1995. From 1989 to 1991, Mr. Heyman served as Vice President, Acquisitions of Forsch Corporation, a diversified manufacturing company. From 1983 to 1987, Mr. Heyman served in a variety of capacities with Arthur Andersen LLP, where he worked primarily with middle market companies and technology firms. Mr. Heyman has an M.B.A. from Harvard Business School and a B.B.A. degree in Accounting from the University of Georgia. He is the brother of Andrew S. Heyman, the Executive Vice President and Chief Operating Officer of the Company.

Class III Directors, serving for a term expiring at the 2005 Annual Meeting of Shareholders:

J. Alexander Douglas, Jr., age 41, is President and Chief Operating Officer of the North American Division of the Coca-Cola Company. Mr. Douglas joined the Coca-Cola Company in January 1988 as district sales manager in Coca-Cola Fountain, USA and held a variety of positions with increasing responsibility. In 1994, he was named Vice President for CCE Sales & Marketing Group, and in 1998 his responsibilities were increased to include the entire North American Field Sales & Marketing Groups. In 2000, he was named Executive Vice President and Chief Operating Officer of Coca-Cola North America, and named President of the North American Division in 2001. After graduating from the University of Virginia in 1983, Mr. Douglas began his career at The Procter & Gamble Company working in a variety of sales and sales management positions. Mr. Douglas has been a director of the Company since August 2001.

Michael Z. Kay, age 63, has served as Chairman of the Board of Magnatrax Corporation, a supplier of engineered products for construction industries since September 2001. From September 1991 to September 2001, Mr. Kay served as President and Chief Executive Officer of LSG Sky Chefs, the world’s largest inflight catering alliance. Mr. Kay served as Executive Vice President and Management Consultant of Charter Medical Corporation from May 1990 to May 1991. From 1964 to 1991, Mr. Kay held management positions within the hotel and hospitality industry, with several organizations including Portman Hotel Company, Omni International Hotels, Ltd., and Americana Hotels, Inc. Mr. Kay has been a director of the Company since April 2002. Mr. Kay also serves as director for American Marketing Association Foundation, Carter & Associates and City Cares.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who own more than 10% of the outstanding Common Stock of the Company, to file with the Securities and Exchange Commission reports of changes in ownership of the Common Stock of the Company held by such persons. Officers, directors and greater than 10% shareholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during the year ended December 31, 2002, its officers, directors and greater than 10% shareholders complied with all Section 16(a) filing requirements applicable to them, except that each of Messrs. Balloun, Douglas and Kay failed to file on a timely basis one report relating to an option grant in December 2002.

Although it is not the Company’s obligation to make filings pursuant to Section 16 of the Securities Exchange Act of 1934, the Company has adopted a policy requiring all Section 16 reporting persons to report to the Co-Chief Executive Officer of the Company prior to engaging in any transactions in the Company’s Common Stock.

MEETINGS OF THE BOARD OF DIRECTORS

AND COMMITTEES OF THE BOARD

The Board of Directors held three meetings and acted by unanimous written consent six times during the year ended December 31, 2002. Each director attended at least 75% or more of the aggregate number of meetings held by the Board of Directors and the committees on which he served. The Company’s Board of Directors has three standing committees—the Audit Committee, the Compensation Committee and the Stock Option Committee.

The Audit Committee presently consists of James S. Balloun, J. Alexander Douglas, Jr. and Michael Z. Kay. The Audit Committee has been assigned the principal function of reviewing the internal and external financial reporting of the Company, reviewing the scope of the independent audit and considering comments by the auditors regarding internal controls and accounting procedures and management’s response to these comments. The Audit Committee held eight meetings during 2002. The Audit Committee’s report appears below.

The Compensation Committee presently consists of Erez Goren, James S. Balloun and J. Alexander Douglas, Jr. The Compensation Committee has been assigned the functions of approving and monitoring the remuneration arrangements for senior management. The Compensation Committee did not meet during 2002.

The Stock Option Committee presently consists of James S. Balloun and Michael Z. Kay. The Stock Option Committee has been assigned the functions of administering the Company’s stock option plans and granting options thereunder. The Stock Option Committee did not meet during 2002.

The Board of Directors does not have a standing nominating committee, such function being reserved to the full Board of Directors. Any shareholder entitled to vote for the election of directors may nominate a person or persons for election as a director only if written notice of such shareholder’s intention to make any such nomination is given either by personal delivery or mailed by the United States Mail, postage prepaid, certified and return receipt requested, to the Secretary of the Company not later than the later of (i) the close of business on the seventh (7th) calendar day following the date on which notice of the meeting of shareholders for the election of directors is first given to shareholders (any such notice of meeting of shareholders shall not be given earlier than the record date for the meeting of shareholders) and (ii) a date ninety (90) days prior to the date of the meeting of shareholders. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Commission had each nominee been nominated, or intended to be nominated, by the Board; and (e) the consent of each nominee to serve as a director of the Company if so elected.

Audit Committee Report

We have reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2002 with management and have discussed with Deloitte & Touche LLP, certified public accountants, the independent auditors and accountants for the Company, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380) with respect to those statements.

We have received and reviewed the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and have discussed with Deloitte & Touche LLP its independence in connection with its audit of the Company’s most recent financial statements. Based on this review and these discussions, we recommended to the Board of Directors that these audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

James S. Balloun, J. Alexander Douglas, Jr. and Michael Z. Kay comprised the Audit Committee when the audited financial statements were filed as part of the Company’s Form 10-K. Messrs. Balloun, Douglas and Kay are independent, as defined in Rule 4200(a)(14) of the National Association of Securities Dealers Inc.’s listing standards.

The Board of Directors has adopted a written charter for the Audit Committee which was filed as Appendix A to the Company’s proxy statement for the 2001 Annual Meeting of Shareholders.

James S. Balloun

J. Alexander Douglas, Jr.

Michael Z. Kay

The information in the foregoing Audit Committee Report shall not be deemed to be soliciting material, or be filed with the SEC or subject to Regulation 14A or 14C or to liabilities of Section 18 of the Securities Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate the report by reference.

EXECUTIVE OFFICERS

The executive officers of the Company are as follows:

Name	Age	Position Held
Erez Goren	39	Co-Chairman of the Board and Co-Chief Executive Officer

Alon Goren	37	Co-Chairman of the Board and Chief Technology Officer

John H. Heyman	42	Co-Chief Executive Officer

Mark E. Haidet	35	Chief Financial Officer

Andrew S. Heyman	39	Executive Vice President and Chief Operating Officer

Carlyle M. Taylor	49	Executive Vice President and President – Radiant Computer Products

Executive officers are appointed by the Board of Directors of the Company and hold office at the pleasure of the Board. Executive officers devote their full time to the affairs of the Company. See “Election of Directors” for information with respect to Erez Goren, Alon Goren and John H. Heyman.

Mark E. Haidet has served as Chief Financial Officer of the Company since January 2003. He joined Radiant in June of 1997 and has served in various leadership roles across the business operations. Prior to joining Radiant, Mr. Haidet served as a management consultant with Andersen Business Consulting, focusing on finance re-engineering and corporate performance management from December 1992 to June 1997. Previously, Mr. Haidet was a certified public accountant with Arthur Andersen’s financial audit practice. He holds a B.S. degree in accounting from Miami University, Ohio.

Andrew S. Heyman has served as Executive Vice President of the Company since April 1998, and as Chief Operating Officer since January 2002. He formerly served as President – Industry Solutions until January 2002. He formerly served as Vice President – Convenience Store Division and Managing Director of the Radiant Solutions Group of the Company from January 1996 to April 1998. Prior to joining Radiant, Mr. Heyman served as a senior manager with Andersen Consulting from 1987 to December 1995. He holds a M.S. degree in Computer Information Systems from Georgia State University and a B.B.A. in Finance from the University of Georgia. He is the brother of John H. Heyman.

Carlyle M. Taylor has served as Executive Vice President of the Company since April 1998 and as President – Radiant Computer Products since January 2002. He formerly served as Vice President – Integration and Support of the Company from September 1995 to April 1998. Prior to joining Radiant, Mr. Taylor served in various capacities with NCR Corporation (formerly AT&T Global Information Solutions) in the retail information systems area from 1978 to September 1995, including most recently as Assistant Vice President of the scanner business unit. Mr. Taylor received a B.S. degree in Mathematics from North Carolina Wesleyan College.

EXECUTIVE COMPENSATION

The following table presents certain information for the fiscal years ended December 31, 2002, 2001 and 2000 concerning compensation earned for services rendered in all capacities by the Company’s Co-Chief Executive Officers and the other executive officers of the Company whose total annual salary and bonus exceeded $100,000 during the year ended December 31, 2002 (the “Named Executive Officers”).

Summary Compensation Table

	Year	Annual Compensation			Long Term Compensation Awards
					Securities Underlying Options(#)
Name and Principal Position		Salary($)		Bonus($)
Erez Goren Co-Chairman and Co-Chief Executive Officer	2002 2001 2000	$35,386 111,085 92,500	(3)	$45,000 13,252 66,250	55,000 110,230 —

Alon Goren Co-Chairman and Chief Technology Officer	2002 2001 2000	$33,411 110,785 92,500	(3)	$45,000 13,012 66,250	60,000 111,010 —

John H. Heyman Co-Chief Executive Officer(1)	2002 2001 2000	$35,382 118,368 68,135	(3)	$65,000 13,232 67,937	117,500 110,295 —

Mark E. Haidet Chief Financial Officer(2)	2002 2001 2000	$99,313 125,129 129,423	(3)	$39,220 65,529 75,710	7,500 48,520 —

Andrew S. Heyman Executive Vice President and Chief Operating Officer	2002 2001 2000	$35,223 124,132 111,923	(3)	$109,093 13,228 68,750	40,000 110,308 —

Carlyle M. Taylor Executive Vice President and President – Radiant Computer Products	2002 2001 2000	$31,731 123,462 111,923	(3)	$49,338 43,846 68,750	25,000 102,050 —

(1)	Mr. Heyman also served as Chief Financial Officer until January 2003.
(2)	Mr. Haidet was elected as Chief Financial Officer in January 2003.
(3)	In conjunction with the Company’s efforts to reduce its operating costs, in the fourth quarter of 2001, the Company initiated a change in compensation to its senior management team, including the Named Executive Officers. Under this plan, each individual was granted a certain number of stock options in return for a specified reduction in salary compensation. During the fourth quarter of 2002, salaries previously forfeited by the Company’s senior management team, including the Named Executive Officers, were reinstated.

The following table provides certain information concerning individual grants of stock options under the Company’s stock option plans made during the year ended December 31, 2002 to the Named Executive Officers:

Option Grants in Last Fiscal Year

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
	Number of Options Granted(1) (#)	% of Total Options Granted to Employees in Fiscala Year	Exercise or Base Price ($ Per Share)	Expiration Date
Name					5%	10%
Erez Goren	42,872 12,128	2.2%	$9.33 9.33	4/15/12 4/15/12	$251,555 71,162	$637,490 180,338

Alon Goren	42,872 17,128	2.4%	$9.33 9.33	4/15/12 4/15/12	$251,555 100,500	$637,490 254,687

John H. Heyman	29,580 87,920	4.8%	$9.33 9.33	4/15/12 4/15/12	$173,563 512,182	$439,843 1,297,969

Mark E. Haidet	7,500	0.3%	$9.33	4/15/12	$44,007	$111,522

Andrew S. Heyman	28,144 11,856	1.6%	$9.33 9.33	4/15/12 4/15/12	$165,137 69,566	$418,491 176,294

Carlyle M. Taylor	23,968 1,032	1.0%	$9.33 9.33	4/15/12 4/15/12	$140,634 6,055	$356,395 15,345

(1)	The options granted become exercisable in equal increments over a period of four years.
(2)	The dollar amounts under these columns represent the potential realizable value of each grant of option assuming that the market price of the Company’s Common Stock appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the price of the Company’s Common Stock.

The following table provides certain information concerning options exercised during the year ended December 31, 2002 and the value of unexercised options held by the Named Executive Officers as of December 31, 2002.

Aggregated Option Exercises in Last Fiscal Year

	Shares Acquired on Exercise (#)	Value Realized($)	Number of Unexercised Options at Fiscal Year End (#)		Value of Unexercised In- the-Money Options at Fiscal Year End($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Erez Goren	—	—	45,116	120,114	$174,764	$259,856
Alon Goren	—	—	45,506	125,504	176,324	262,916
John H. Heyman	—	—	118,273	207,021	245,579	302,300
Mark E. Haidet	—	—	64,887	54,882	170,918	123,571
Andrew S. Heyman	73,464	$352,908	185,461	165,153	562,239	451,459
Carlyle M. Taylor	—	—	116,651	107,897	235,594	250,690

(1)	Dollar values were calculated by determining the difference between the closing price of $9.63 per share of Common Stock, as reported by The Nasdaq Stock Market on December 31, 2002, and the exercise price of the options.

Directors’ Fees

The Company’s present policy is not to pay any cash compensation to its directors. Each non-employee director of the Company receives an automatic grant of options to purchase 10,000 shares of Common Stock on the last business day of each fiscal year of the Company. Each non-employee director of the Company is also reimbursed for travel and other expenses incurred in connection with the performance of their duties.

In addition, all new non-employee directors of the Company receive a one-time grant of an option to purchase 25,000 shares of Common Stock at an exercise price equal to the fair market value of such stock on the date of grant, which options vest over a period of three years. All such options expire, unless previously exercised or terminated, ten years from the date of grant.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors is currently comprised of Erez Goren, James S. Balloun and J. Alexander Douglas, Jr. With the exception of Erez Goren, who serves as Co-Chairman of the Board and Co-Chief Executive Officer of the Company, none of the members of the Compensation Committee served as an officer or employee of the Company or any of its subsidiaries during 2002. There were no material transactions between the Company and any of the members of the Compensation Committee during 2002.

Agreements with Employees

All employees of the Company, including executive officers, are required to sign a confidentiality and noncompete agreement with the Company restricting the ability of the employee compete with the Company during his or her employment and for a period ranging from six months to two years thereafter, restricting solicitation of customers and employees following employment with the Company, and providing for ownership and assignment of intellectual property rights to the Company. The agreements have an indefinite term, but the employee may terminate employment with the Company at any time.

401(k) Profit Sharing Plan

The Company maintains a 401(k) Profit Sharing Plan (the “401(k) Plan”) which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). In general, all employees of the Company, working at least 20 hours per week, and who have attained age 21 are eligible to participate on the first of the month following their hire date. The 401(k) Plan includes a salary deferral arrangement pursuant to which participants may contribute, subject to certain Code limitations, a minimum of 1.0% and a maximum of 80.0% of their salary on a pre-tax basis (up to $12,000 per year). Subject to certain Code limitations, the Company may make both matching and additional contributions at the discretion of the Board of Directors of the Company each year. The Company made no contributions during 2002. (The Company match was suspended in November 2001.) A separate account is maintained for each participant in the 401(k) Plan. The portion of a participant’s account attributable to his or her own contributions is 100% vested. Distributions from the 401(k) Plan may be made in the form of a lump-sum cash payment.

Stock Option Plans

1995 Stock Option Plan. On December 20, 1995, the Company’s directors and shareholders adopted the 1995 Stock Option Plan (the “Plan”) for employees who are contributing significantly to the business of the Company or its subsidiaries as determined by the Company’s Board of Directors or the committee administering the Plan. The Plan currently provides for the grant of incentive and non-qualified stock options to purchase up to 13,000,000 shares of Common Stock at the discretion of the Board of Directors of the Company or a committee designated by the Board of Directors to administer the Plan.

The option exercise price of incentive stock options must be at least 100% (110% in the case of a holder of 10% or more of the Common Stock) of the fair market value of the stock on the date the option is granted and the options are exercisable by the holder thereof in full at any time prior to their expiration in accordance with the terms of the Plan. Incentive stock options granted pursuant to the Plan will expire on or before (1) the date which is the tenth anniversary of the date the option is granted, or (2) the date which is the fifth anniversary of the date the option is granted in the event that the option is granted to a key employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary of the Company. Options granted under the Plan typically vest over a period of four to five years. As of June 16, 2003, options to purchase 7,282,673 shares of Common Stock were outstanding pursuant to the Plan. In addition, non-qualified options to purchase 177,500 shares of Common Stock have been granted by the Company outside of the Plan and remain outstanding.

During 2002, options to purchase 305,000 shares were issued under the Plan to the Named Executive Officers. See “Executive Compensation.”

Directors Plan. The Company’s directors and shareholders have adopted the Non-Management Directors’ Stock Option Plan (the “Directors Plan”). The purpose of the Directors Plan is to secure for the Company the benefits of the additional incentive inherent in the ownership of Common Stock by non-employee directors of the Company and to help the Company secure and retain the services of such non-employee directors. The Directors Plan is intended to be a self-governing formula plan. To this end, the Directors Plan requires minimal discretionary action by any administrative body with regard to any transaction under the Directors Plan. Eligible persons under the Directors Plan are directors of the Company who are not employees of the Company or any affiliate of the Company (“Outside Directors”). A maximum of 300,000 shares of Common Stock have been reserved by the Company for issuance pursuant to options under the Directors Plan, which number is subject to adjustment in certain circumstances in order to prevent dilution or enlargement. Each Outside Director is granted an option to purchase 25,000 shares of Common Stock upon joining the Board of Directors of the Company. Thereafter, each person who is an Outside Director as of the last business day of each fiscal year during the term of the Directors Plan shall receive an option to purchase 10,000 shares of Common Stock as of such date.

Equity Compensation Plan Information

In January 2002, the Securities and Exchange Commission adopted new rules for the disclosure of equity compensation plans. The purpose of the new rules is to summarize the potential dilution that could occur from past and future equity grants under all equity compensation plans. The following provides tabular disclosure of the number of securities (in thousands) to be issued upon exercise of outstanding options, the weighted average exercise price of outstanding options, and the number of securities remaining available for future issuance under equity compensation plans, aggregated into two categories—plans that have been approved by shareholders and plans that have not:

Equity Compensation Plans	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Approved by shareholders:
1995 Stock Option Plan	6,895	$11.30	1,080
1997 Directors Stock Option Plan	178	$11.83	122
1998 Employee Stock Purchase Plan	—	—	954

	7,073	$11.31	2,156
Not approved by shareholders:	—	—	—

Total:	7,073	$11.31	2,156

CERTAIN TRANSACTIONS

In September 1998, the Company loaned $33,000 to Andrew S. Heyman, the Company’s Executive Vice President – Global Solutions. An additional $148,750 was loaned to Mr. Heyman during the first quarter of 1999. These loans bore interest at an annual rate of 5½% and were payable in certain specified increments beginning September 2001 with final payment due in April 2002, which was made in the amount of $198,187.71. On April 12, 2001, a new note for $591,000 was entered into by the Company and Mr. Heyman on the same terms, with a maturity of April 12, 2002, which was amended in March 2002 to extend the maturity to October 12, 2002 (the “April 2001 Loan”). The entire principal amount of the April 2001 Loan was paid in full on September 30, 2002. These loans were made to Mr. Heyman to fund certain of his personal expenses. As of September 29, 2002, an aggregate of $636,000 was owed by Mr. Heyman to the Company, which amount represents the largest aggregate amount of indebtedness outstanding since the beginning of 2002. As of December 31, 2002, the Company has no remaining outstanding loans to any employees, executive officers or directors.

REPORT OF COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is responsible for: (i) setting the Company’s compensation philosophy and policies; (ii) review and approval of pay recommendations for the executive officers of the Company; and (iii) initiation of all compensation actions for the Co-Chief Executive Officers of the Company.

The Company’s compensation policies have been designed to align the financial interests of the Company’s management with those of its shareholders, and reflect the nature of the Company by taking into account the Company’s operating environment and the expectations for continued growth and enhanced profitability. Compensation for each of the Company’s executive officers consists of a base salary, and in some cases, an annual performance bonus and/or stock options. The Company does not currently provide executive officers with other long term incentive compensation other than the ability to contribute a portion of their earnings to the Company’s 401(k) Plan.

The Compensation Committee’s philosophy is that the predominant portion of an executive’s compensation should be based directly upon the value of long-term incentive compensation in the form of stock ownership or stock option awards. The Compensation Committee believes that providing executives with the opportunities to acquire significant stakes in the growth and prosperity of the Company (through grants of stock options), while maintaining other elements of the Company’s compensation program at conservative levels, will enable the Company to attract and retain executives with the outstanding management abilities and entrepreneurial spirit which are essential to the Company’s ongoing success. Furthermore, the Compensation Committee believes that this approach to compensation motivates executives to perform to their full potential.

The Compensation Committee is responsible for reviewing salary recommendations for the Company’s executives and then approving such recommendations, with any modifications it deems appropriate. The annual salary recommendations (for executive officers other than the Co-Chief Executive Officers) are made under the ultimate direction of the Co-Chief Executive Officers, based on peer group and national industry surveys of total compensation packages, as well as evaluations of the individual executive’s past and expected future performance. Similarly, the base salary of the Co-Chief Executive Officers is determined based on a review of competitive compensation data, the Co-Chief Executive Officers’ overall compensation package, and an assessment of their past performance and expected future performance in leading the Company.

The amount of any annual bonus to be paid to executive officers is determined based upon an evaluation of such factors as individual performance, increases in the Company’s revenue, net income, net income per share and market penetration, as well as the executive’s contribution to the Company’s performance.

Stock options represent a substantial portion of compensation for the Company’s executive officers. Stock options are granted at the prevailing market price on the date of grant, and will only have value if the Company’s stock price increases. Generally, grants vest in equal amounts over a period of five years (although certain special types of grants may vest either immediately or over a shorter period) and executives must be employed by the Company at the time of vesting in order to exercise the options. Grants of stock options generally are based upon the level of the executive’s position with the Company and an evaluation of the executive’s past and expected future performance.

The Compensation Committee believes that dependence on stock options for a significant portion of executives’ compensation more closely aligns such executives’ interests with those of the Company’s shareholders, since the ultimate value of such compensation is linked directly to stock price.

In conjunction with the Company’s efforts to reduce its operating costs, in the fourth quarter of 2001, the Company initiated a change in compensation to its senior management team. Under this plan, each individual was granted a certain number of stock options in return for a specified reduction in salary compensation. This compensation structure continued throughout the first three quarters of 2002. During the fourth quarter of 2002, salaries previously forfeited by the Company’s senior management team were reinstated.

The Compensation Committee will continually evaluate the Company’s compensation policies and procedures with respect to executives. Although the Compensation Committee believes that current compensation policies have been successful in aligning the financial interests of executive officers with those of the Company’s shareholders and with Company performance, it continues to examine what modifications, if any, should be implemented to further link executive compensation with both individual and Company performance.

Erez Goren

James S. Balloun

J. Alexander Douglas, Jr.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Report of the Compensation Committee on Executive Compensation and the Stockholder Return Performance Graph shall not be incorporated by reference into any such filings.

STOCKHOLDER RETURN PERFORMANCE GRAPH

Set forth below is a line graph comparing the percentage change in the cumulative total stockholder return on the Company’s Common Stock against the cumulative total return of The Nasdaq Stock Market Index and the Nasdaq Computer and Data Processing Stock Index for the period commencing on December 31, 1997 and ending December 31, 2002 (the “Measuring Period”). The graph assumes that the value of the investment in the Company’s Common Stock and each index was $100 on December 31, 1997. The change in cumulative total return is measured by dividing (1) the sum of (i) the cumulative amount of dividends for the Measuring Period, assuming dividend reinvestment, and (ii) the change in share price between the beginning and end of the Measuring Period, by (iii) the share price at the beginning of the Measuring Period. The Company has not paid any cash dividends.

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG

RADIANT SYSTEMS, INC., NASDAQ STOCK MARKET INDEX AND

NASDAQ COMPUTER AND DATA PROCESSING STOCK INDEX

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02
Radiant Systems, Inc.	$100	$25.88	$141.01	$107.84	$60.50	$50.66
Nasdaq Stock Market Index	$100	$152.06	$274.99	$174.11	$134.39	$94.03
Nasdaq Computer and Data Processing Stock Index	$100	$190.88	$406.42	$208.64	$163.17	$109.48

ASSUMES $100 INVESTED ON DECEMBER 31, 1997 IN RADIANT SYSTEMS, INC.

COMMON STOCK, NASDAQ STOCK MARKET INDEX AND

NASDAQ COMPUTER AND DATA PROCESSING STOCK INDEX

INDEPENDENT PUBLIC ACCOUNTANTS

Deloitte & Touche LLP served as independent auditors of the Company for the fiscal year ended December 31, 2002 and has been selected to serve as the independent auditors of the Company for the 2003 fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Audit Fees. The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company’s annual financial statements for the year ending December 31, 2002 and the review of the financial statements included in the Company’s Form 10-Qs for that year were $130,000.

Financial Information Systems Design and Implementation Fees. During 2002, Deloitte & Touche LLP did not perform any services with regard to financial information systems design and implementation.

All Other Fees. During 2002, Deloitte & Touche LLP did not perform any non-audit services. In the future, the Company expects that Deloitte & Touche LLP will perform non-audit services that have been previously approved by the Audit Committee.

The Audit Committee does not consider the provision of the non-audit services to be incompatible with maintaining Deloitte & Touche’s independence.

Change in Independent Public Accountants

On July 18, 2002, the Company dismissed its independent auditors, Arthur Andersen LLP, and on the same date engaged Deloitte & Touche LLP as its independent auditors for the fiscal year ending December 31, 2002. Each of these actions was approved by the Audit Committee of the Company.

Arthur Andersen LLP audited the financial statements for the Company for the fiscal year ended December 31, 2001 and for the fiscal year ended December 31, 2000. Neither of the audit reports of Arthur Andersen LLP for those years contained any adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles.

In connection with the audits for the fiscal years ended December 31, 2001 and 2000 and for the unaudited interim period ended March 31, 2002, there were no disagreements with Arthur Andersen LLP on any matter of accounting principle or practice, financial statement disclosure, or audit procedure or scope which disagreement, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused it to make reference to the subject matter of the disagreement in its report.

Further, prior to the engagement of Deloitte & Touche LLP, neither the Company nor any of its representatives sought the advice of Deloitte & Touche LLP regarding the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered on the Company’s financial statements, which advice was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue.

In connection with the audit of the fiscal year ended December 31, 2001 and for the unaudited interim period ended March 31, 2002, Arthur Andersen LLP did not advise the Company that:

(i)	internal controls necessary for the Company to develop reliable financial statements did not exist;

(ii)	information had come to its attention that led it to no longer be able to rely on management’s representations, or that made it unwilling to be associated with the financial statements prepared by management; or

(iii)	there existed a need to expand significantly the scope of its audit, or that information had come to its attention that if further investigated might materially impact the fairness or reliability of either: a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal period subsequent to the date of the most recent financial statements covered by an audit report (including information that might prevent it from rendering an unqualified audit report on those financial statements).

The Company provided Arthur Andersen LLP with a copy of the foregoing disclosures and requested Arthur Andersen LLP to furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. In July 2002, the Company was advised that Arthur Andersen no longer has the ability to provide such letters, and therefore the Company relied on the provisions of Item 304T(b)(2) to excuse its inability to comply with the requirements of Item 304(a)(3).

ANNUAL REPORT ON FORM 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the Securities and Exchange Commission, is available to shareholders who make written request therefor to the Company’s Investor Relations Department, 3925 Brookside Parkway, Alpharetta, Georgia 30022. Copies of exhibits and basic documents filed with that report or referenced therein will be furnished to shareholders of record upon request.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the Company’s 2004 annual meeting must be received at the Company’s principal executive offices by February 25, 2004 in order to be eligible for inclusion in the Company’s proxy statement and form of proxy for that meeting.

With respect to any such proposals received by the Company after May 11, 2004, the persons named in the form of proxy solicited by management in connection with the 2004 annual meeting of shareholders of the Company will have discretionary authority to vote on any such shareholder proposals in accordance with their judgment of what is in the best interests of the Company.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the annual meeting. However, if other matters should come before the annual meeting it is the intention of the persons named in the enclosed form of Proxy to vote the Proxy in accordance with their judgment of what is in the best interest of the Company.

By Order of the Board of Directors,

/s/ EREZ GOREN
Erez Goren Co-Chairman of the Board and Chief Executive Officer

Alpharetta, Georgia

June 25, 2003

Radiant Systems, Inc.

3925 Brookside Parkway

Alpharetta, Georgia 30022

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2003 ANNUAL MEETING OF SHAREHOLDERS.

The undersigned hereby appoints Erez Goren and John H. Heyman or either of them, with power of substitution to each, the proxies of the undersigned to vote the Common Stock of the undersigned at the Annual Meeting of Shareholders of RADIANT SYSTEMS, INC. to be held on July 24, 2003, at 10:00 a.m. at the offices of Smith, Gambrell & Russell, LLP, Promenade II Building, 1230 Peachtree Street, N.E., 31st Floor, Atlanta, Georgia 30309, and any adjournments or postponements thereof:

1. To elect two (2) Class I directors to the Board of Directors to serve for a term of three years and until their successors are elected and qualified.

☐ FOR all nominees listed below (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

Erez Goren and Alon Goren

INSTRUCTION: To withhold authority to vote for any individual nominee write the nominee’s name in the space provided below.

2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

THE BOARD OF DIRECTORS FAVORS A VOTE “FOR” THE ABOVE PROPOSALS AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

    Please date and sign this Proxy exactly as name(s) appears on the mailing label.

    Print Name(s):

    NOTE: When signing as an attorney, trustee, executor, administrator or guardian, please give your title as such. If a corporation or partnership, give full name by authorized officer. In the case of joint tenants, each joint owner must sign.

    Dated: